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                     IGG INTERNATIONAL, INC.
         EMPLOYEE CONFIDENTIALITY AND INVENTION AGREEMENT

     AGREEMENT, dated as of December 6, 1996, by and between IGG
International, Inc., a Nevada corporation with an address at One
Kendall Square, Building 300, Cambridge, MA 02139 (the "Company") and DR. DAVID PLATT, an individual residing at 12 Appleton
Circle, Newton, MA ("Platt").

     WHEREAS, the Employee is an employee of the Company; and

     WHEREAS, the Company may, in the course of the performance by the Employee of his employment, provide the Employee with certain proprietary or confidential information;

     NOW, THEREFORE, in consideration of the foregoing and of other consideration the receipt and sufficiency of which are hereby acknowledged, the Employee hereby agrees as follows:

     1. The Company possesses certain confidential information that has been created, discovered or developed by, or has otherwise become known to, the Company (including without limitation information created, discovered, developed or made known to the Employee in the course of the Employee's employment by the Company), or in which the Company has property rights (whether by license, assignment or otherwise). All such information is collectively referred to as "Confidential Information," which term shall include without limitation trade secrets, processes, formulae, data, know-how, discoveries, developments, designs, improvements, inventions, techniques, marketing plans, strategies, forecasts, new products, software, software documentation, unpublished financial statements, budgets, projections, licenses, prices, costs and customer and supplier lists; provided however, that "Confidential Information" shall not include information (i) in the public domain by publication through no fault of the Employee, (ii) lawfully received by the Employee from a third party who was under no obligation of confidentiality with respect thereto, or (iii) required by law to be disclosed, but only to the extent of such required disclosure.

     2. The Employee understands and agrees that all the Confidential Information and rights relating thereto shall remain the sold property of the Company. The Employee agrees not to disclose to anyone outside the Company or use in any manner whatsoever, either during or after the term of Employee's employment by the Company (the "Term"), without the prior written permission of the Company. The Employee agrees to return to the Company all documents or other materials relating to the Employee's work for the Company, and all copies thereof, upon the termination of the Term.


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     3.   The Employee hereby assigns to the Company all his
right, title and interest in any invention, data or idea, made or conceived or reduced to practice either alone or jointly with others during the Term (collectively, "Inventions"). The Employee specifically agrees that any Inventions shall be deemed to be "work for hire" within the meaning of the patent and copyright laws of the United States and any state, and the Employee acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company. In connection therewith, the Employee agrees, upon the Company's request and at the Company's expense, to execute a specific assignment of title to the Company, and take any other actions or execute any other documents, reasonably necessary to enable the Company to secure a patent for or acquire any other rights in Inventions in the United States or in foreign countries. The Employee hereby designates the Company as his or her agent and attorney-in-fact, to act for and on behalf of the Employee to execute and file such documents as are needed to apply for, perfect or otherwise acquire any rights in any Invention if the Employee is unable or unwilling to do so.

     4. The Company and the Employee each agrees to indemnify and hold harmless the other from and against any and all claims, losses or liabilities of or to any person or entity to which the other party may become subject, arising out of or relating to the acts or omissions of the indemnifying party, unless such claim, loss or liability is a result of the other party's wilful misconduct or negligence.

     5. (a) The parties agree that any breach of this Agreement by the Employee would cause irreparable harm to the Company for which the Company would have no adequate remedy at law and that, in such event, the Company shall have the right to an injunction, specific performance or other equitable relief in addition to any remedies available at law.

          (b) This Agreement shall not be construed as an employment or consulting contract and shall not be deemed to create any right of continued employment.

          (c) Each provision of this Agreement shall be treated as a severable, separate and independent covenant and the unenforceability of any provision shall have no effect on the enforceability of the remainder of this Agreement.

          (d) The terms of this Agreement shall survive the termination of the Employee's employment by the Company and shall inure tot he benefit of and be binding upon the parties hereto and their respective successors, heirs and assigns.

          (e) This Agreement will be governed in accordance with the laws of the Commonwealth of Massachusetts.

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     IN WITNESS WHEREOF, the parties have hereunto set their hand and seals as of the date first above written.


                              /s/ David Platt

Accepted and agreed:

IGG INTERNATIONAL, INC.

BY: /s/ Bradley Carver, President